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                                KPMG LETTERHEAD

                                                                   June 23, 1997

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We have served as the principal accountants for Primex Technologies, Inc., and have reported on the consolidated financial statements of Primex Technologies, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1996. On February 4, 1997, our appointment as principal accountants was terminated, effective upon the completion of the 1996 audit and the issuance of our auditor's report thereon, which has occurred. We have read Primex Technologies, Inc.'s statements included in the first, second and fourth paragraphs under Item 4 of its Form 8-K/A dated June 26, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Primex Technologies, Inc.'s statement that the change was recommended by the audit committee of the board of directors of Primex Technologies, Inc. With respect to matters in the third paragraph of Item 4, we are not in a position to agree or disagree.

                                Very truly yours,


                                  /s/ KPMG Peat Marwick LLP
                                ---------------------------
                                KPMG Peat Marwick